Exhibit 107

Calculation of Filing Fee Table

Form F-1

(Form Type)

VERTICAL AEROSPACE LTD.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Ordinary Shares, par value $0.0001	Rule 457(c)	20,000,000 (1)	$8.29	$165,800,000.00	0.0000927	$15,369.66
			Total Offering Amounts		$165,800,000.00		$15,369.66
			Total Fees Previously Paid				—
			Total Fee Offsets				—
			Net Fee Due				$15,369.66

(1)	Consists of Ordinary Shares that are available to be issued and sold by the Company to the Selling Securityholder from time to time at the Company’s election pursuant to a share purchase agreement, dated as of August 5, 2022, between the Company and the Selling Securityholder, subject to satisfaction of the conditions set forth therein. Pursuant to Rule 416(a) promulgated under the U.S. Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions.
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act. The proposed maximum offering price per share and proposed maximum aggregate offering price are based on the average of the $ 8.55 (high) and $8.02 (low) prices of the Ordinary Shares on the New York Stock Exchange on August 3, 2022 (such date being within five business days of the date that this registration statement was filed with the U.S. Securities and Exchange Commission).